EXHIBIT 5

Warner Norcross + Judd LLP
Attorneys at Law
150 Ottawa Avenue, NW

Suite 1500

Grand Rapids, Michigan 49503

May 27, 2022

ChoiceOne Financial Services, Inc.

109 East Division

Sparta, Michigan 49345

Re:	Form S-8 Registration Statement 200,000 Shares of Common Stock, No Par Value

Dear Ladies and Gentlemen:

We are counsel to ChoiceOne Financial Services, Inc. ("ChoiceOne") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 200,000 shares of ChoiceOne common stock, no par value (the "Shares"), issuable under the ChoiceOne Financial Services, Inc. Equity Incentive Plan of 2022 (the "Plan"), under a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission ("Commission") on or about May 27, 2022.

In connection with this opinion, we have examined the ChoiceOne's articles of incorporation and bylaws, the resolutions of ChoiceOne’s Board of Directors with respect to the Plan, a Form 8-K filed by ChoiceOne with the Commission on May 27, 2022 reflecting approval of the Plan by ChoiceOne’s shareholders, and the terms of the Plan. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares, when duly registered under the Securities Act and issued and delivered under the Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

This opinion is rendered for the purposes of Part II, Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission. This opinion, which is limited to the matters specifically referenced in this letter and is further limited to the laws of the State of Michigan, is effective as of the date of this letter. No expansion of our opinion may be made by implication or otherwise.

Warner Norcross + Judd LLP

By	/s/ Charlie Goode
Charlie Goode, A Partner